WESTPAC GROUP 2020 ANNUAL REPORT	383

Exhibit 15

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333- 228295 and 333-228294) of Westpac Banking Corporation of our report dated 1 November 2020 relating to the financial statements and the effectiveness of internal control over financial reporting which appears in this Form 20-F.

/s/ PricewaterhouseCoopers
Sydney, Australia
1 November 2020